Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release                                                                                   March 15, 2011

Contact:     Albert W. Ondis, CEO
     Joseph P. O’Connell, CFO
     Astro-Med, Inc.
     (401) 828-4000
    www.Astro-Medinc.com

Astro-Med, Inc. Reports Fourth Quarter and Fiscal 2011 Results;
Directors Declare Quarterly Cash Dividend

West Warwick, RI, March 15, 2011 -- Astro-Med, Inc. (NASDAQ:ALOT) reports Net Income on a GAAP basis of $517,000, equal to $0.07 per diluted share on sales of $17,857,000, for the Fourth Quarter ended January 31, 2011.  During the comparable period of the previous year, the Company reported Net Income of $1,728,000 on a GAAP basis, equal to $0.23 per diluted share, on sales of $16,281,000.

Annual Net Sales and Income

Net Sales for the twelve month period of Fiscal Year 2011 were $71,016,000, a 10.9% increase over the prior year’s Net Sales of $64,031,000. Net Income for Fiscal Year 2011 was $2,062,000, or $0.28 per diluted share, on a GAAP basis.

Growth in Sales and Gross Profit produced an improvement in the Company’s Operating Income of $2,656,000, a 35% increase over the prior year’s pre-litigation Operating Income.

Impact of Taxes, Foreign Currency, and Litigation

Annual Net Income of $2,062,000 includes a tax benefit of approximately $371,000, or $0.05 per diluted share, due to the favorable resolution of a previously uncertain tax position and a favorable adjustment in the filing of the prior year’s tax returns. For the prior year, Fiscal 2010, the Company earned $2,766,000 in Net Income on a GAAP basis, representing $0.38 per diluted share.

Net Income in the Fourth Quarter of the prior year includes $335,000, equal to $0.04 per diluted share, from a tax benefit pertaining to a previously uncertain tax position.  In addition, Net Income in the Fourth Quarter of the prior year included a gain of $112,000, equal to $0.02 per diluted share, related to the acquisition made on December 15, 2009, and $904,000, net of tax, related to the successful outcome of litigation, equal to $0.12 per diluted share.  If non-recurring items were excluded from the Fourth Quarter of Fiscal 2010, Net Income for the prior year would have totaled $1,415,000, equal to $0.19 per diluted share.

Unfavorable foreign currency exchange rates of approximately $209,000 lowered Fourth Quarter sales by approximately 1.2%.

Commenting on the FY 2011 results, Albert W. Ondis, Chief Executive Officer, stated: “We are pleased to see that customer demand has returned to pre-recession levels and our backlog is back up. Customer demand was a healthy $72,600,000, representing a 13.2% increase over the prior year, and our year-end backlog increased by 25% to $7,114,000.

"I’m proud to say that the Company’s Net Sales grew at a double digit rate of 11% during Fiscal 2011 with increases shared among each of our business segments; QuickLabel Systems, Test & Measurement, and Grass Technologies.

"It has been an exciting year for Astro-Med, Inc. with the introduction of new products in each of our business segments. QuickLabel Systems’ new state of the art digital color label printer, the Vivo! Touch, was launched globally during the Fourth Quarter and is receiving an enthusiastic response from customers around the world. The Vivo! Touch, an intelligent color label printer, is expected to help Astro-Med set record sales in Fiscal 2012.

"Fiscal 2011 was the year that the Astro-Med Test & Measurement Product Group introduced its TMX high speed Data Acquisition System with its state of the art technology platform allowing high speed data capture, review, archiving, and analysis. Astro-Med Ruggedized Products continued to make gains with new orders for its cockpit printers and increased shipments to airplane companies.

"In the same year, the Grass Technologies Product Group introduced the TREA Ambulatory EEG Recorder, a 25 channel amplifier system which allows for 72 hours of acquisition and multiple sampling/storage rate options to its neurophysiology clinical customers.

"The Company’s Balance Sheet remains solid at year end with $20,630,000 in Cash and Marketable securities, a Book Value of $7.50 per common share, and a 19% increase in cash dividend payments of $2,036,000 distributed to Astro-Med shareholders at $0.28 per share.

"Astro-Med, Inc. is well-positioned to continue its growth and profitability path into Fiscal 2012. We believe with the Company’s new product offerings, we will reach record sales revenues and strong profits and achieve our mission of enhancing shareholder value.”

Directors Declare Increase in Quarterly Dividend

On March 1, 2011, the Directors of Astro-Med, Inc. declared a regular quarterly cash dividend of $0.07 per share payable on April 1, 2011 to shareholders of record March 18, 2011.

Conference Call on Wednesday, March 16, 2011 at 11:00 am Eastern Daylight Savings Time

The Fourth Quarter conference call will be held on Wednesday, March 16, 2011 at 11:00 AM EDT.  It will be broadcast in real time on the Internet through the Investing section of our website. We invite you to log on and listen in real time on March 16th, or to participate in the conference call by dialing 866-225-8754 with passcode 4403400.  Following the live broadcast, an audio webcast of the call will be available for ten days at www.Astro-MedInc.com.  A conference call replay will also be available for ten days by dialing 800-406-7325 with passcode 4403400.

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement instruments. Astro-Med, Inc. products are sold under the brand names Astro-Med® Test & Measurement, Grass® Technologies, and QuickLabel® Systems and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications.  Astro-Med, Inc. is a member of the Russell Microcap® Index.  Additional information is available by visiting www.Astro-MedInc.com.

ASTRO-MED, INC.

Consolidated Statements of Operations
In Thousands Except for Per Share Data
(Unaudited)

	Three-Months Ended		Twelve-Months Ended
	January 31, 2011	January 31, 2010	January 31, 2011	January 31, 2010

Net Sales	$17,857	$16,281	$71,016	$64,031

Gross Profit	7,376	6,805	28,666	$26,628
	41.3%	41.8%	40.4%	41.6%
Operating Expenses:
Selling	4,341	3,895	16,690	15,342
General & Administration	974	1,080	4,300	4,503
Research & Development	1,282	1,254	5,020	4,820
	6,597	6,229	26,010	24,665

Gain on Litigation	--	1,391	--	1,391

Operating Income	779	1,967	2,656	3,354
	4.4%	12.1%	3.7%	5.2%

Other Income (Expense), Net	(2)	134	128	328

Income Before Taxes	777	2,101	2,784	3,682

Income Tax Provision	260	373	722	916

Net Income	$517	$1,728	$2,062	$2,766

Net Income Per Share – Basic	$0.07	$0.24	$0.28	$0.39
Net Income Per Share – Diluted	$0.07	$0.23	$0.28	$0.38

Weighted Average Number of Common Shares - Basic	7,256	7,153	7,271	7,135
Weighted Average Number of Common Shares - Diluted	7,417	7,446	7,470	7,375

Dividends Declared Per Common Share	$0.07	$0.06	$0.28	$0.24

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2010 annual report and its quarterly filings with the Securities and Exchange Commission.

#  #  #